UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment to Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Infinity Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0655706
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

780 Memorial Drive, Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Preferred Stock Purchase Rights	NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:    Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:    None

AMENDMENT TO FORM 8-A

The undersigned Registrant hereby amends the following Items, exhibits or other portions of its Registration Statement on Form 8-A dated February 24, 2003, as set forth herein.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A dated February 24, 2003 (the “Form 8-A”) filed by Infinity Pharmaceuticals, Inc. (formerly known as Discovery Partners International, Inc.), a Delaware corporation (the “Company”), is hereby amended as follows:

In connection with the execution of a Securities Purchase Agreement (the “Securities Purchase Agreement”), dated November 19, 2008, by and between the Company, Purdue Pharma L.P. (“Purdue Pharma”) and Purdue Pharmaceutical Products L.P. (“Purdue Products”), on November 19, 2008, the Company entered into a Second Amendment to Rights Agreement (the “Second Amendment to Rights Agreement”) with American Stock Transfer & Trust Company, LLC, as rights agent, who also serves as Infinity’s transfer agent, which amends the Rights Agreement dated February 13, 2003, as amended by the First Amendment thereto, dated April 10, 2006 (the “Rights Agreement”).

The Second Amendment to Rights Agreement provides that as of the Initial Closing (as defined in the Securities Purchase Agreement), Purdue Pharma and Purdue Products (the “Purchasers”) and their associated companies (as defined in the Second Amendment to Rights Agreement) may own up to 33.3% of the Company’s fully-diluted Common Stock outstanding (which assumes the exercise or conversion of all exercisable or convertible securities then outstanding) (the “Maximum Percentage”) without such ownership causing such parties to be deemed “Acquiring Persons” for purposes of the Rights Agreement and thereby triggering the shareholder rights under the Rights Agreement. Such Maximum Percentage may be comprised of a combination of:

•	shares of Common Stock acquired pursuant to the Securities Purchase Agreement;

•

up to 2,400,000 shares of Common Stock that may be purchased from time to time after the Second Closing (as defined in the Securities Purchase Agreement) by the Purchasers and their associated companies in open market purchase transactions and/or privately negotiated acquisitions;

•

shares of Common Stock acquired by the Purchasers and their associated companies after the Second Closing and prior to the earlier to occur of (x) December 31, 2013 and (y) the termination of both Strategic Alliance Agreements (as defined in the Securities Purchase Agreement) in open market purchase and/or privately negotiated transactions as may be required to maintain their aggregate Common Stock ownership level at various levels set forth in the Securities Purchase Agreement, which levels depend on whether, and how many of, the warrants acquired at the Second Closing pursuant to the Securities Purchase Agreement have been exercised, in the event that the Company, on or after the date of the Initial Closing, issues shares of Common Stock or issues Common Stock upon conversion or exercise of securities convertible or exercisable into shares of Common Stock (other than pursuant to the Securities Purchase Agreement); and

•	shares of up to 6,000,000 shares of Common Stock acquired upon exercise of warrants acquired at the Second Closing pursuant to the Securities Purchase Agreement.

The Second Amendment to Rights Agreement also provides that the ownership of the Purchasers and their associated companies of outstanding Common Stock in excess of the Maximum Percentage shall not result in the Purchasers and their associated companies being deemed “Acquiring Persons” for purposes of the Rights Agreement if such excess amount is the result of an acquisition of Common Stock by the Company, or the exercise or cancellation of outstanding securities that are exercisable, convertible, or exchangeable for shares of Common Stock, which, by reducing the number of shares of the Company’s fully-diluted Common Stock outstanding, increases the proportionate number of shares beneficially owned by such parties to more than the Maximum Percentage.

The foregoing description of the Second Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amendment to Rights Agreement, which is attached hereto as Exhibit 4.3 and is incorporated herein by reference.

Item 2.	Exhibits.

Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

EXHIBIT NUMBER	DESCRIPTION

4.3	Second Amendment to Rights Agreement, dated as of November 19, 2008, between Infinity Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2008)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: November 20, 2008	By:	/s/ Steven H. Holtzman
Name: Steven H. Holtzman Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

4.3	Second Amendment to Rights Agreement, dated as of November 19, 2008, between Infinity Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2008)